Filed Pursuant to Rule 433
Registration No. 333-158385
February 8, 2011
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $ Return Enhanced Notes Linked to the EURO STOXX 50® Index due August 16, 2012 (the “Notes”)
General
•
Terms used in this free writing prospectus are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The Notes offered will have the terms described herein and in the accompanying product supplement, prospectus supplement and prospectus. The Notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Return Enhanced Notes.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to a single Reference Asset described below.
•
Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the related Notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing August 16, 2012.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:	The EURO STOXX 50® Index (“SX5E”)
Principal Amount:	$1,000 per Note.
Pricing Date:	February 11, 2011
Trade Date:	February 11, 2011
Original Issue Date:	February 16, 2011
Ending Averaging Dates:	August 7, 2012, August 8, 2012, August 9, 2012, August 10, 2012 and August 13, 2012 (the Final Valuation Date), subject to adjustment as described herein and in the accompanying product supplement.
Final Valuation Date:	August 13, 2012, subject to adjustment as described herein and in the accompanying product supplement.
Maturity Date:
3 business days after the Final Valuation Date and is expected to be August 16, 2012.  The Maturity Date is subject to further adjustment as described under “Market Disruption Events” herein and under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:	For each Note, the Cash Settlement Value.
Cash Settlement Value:	For each Note, you will receive a cash payment on the Maturity Date that is based on the Reference Return (as described below):
If the Reference Return is greater than or equal to 0.00%, you will receive an amount equal to 100% of the Principal Amount plus the lesser of:
(i) the product of (a) the Principal Amount multiplied by (b) the Reference Return multiplied by the Upside Participation Rate; and
(ii) the product of (a) the Principal Amount multiplied by (b) the Maximum Return.

If the Reference Return is less than 0.00% at maturity, you will lose 1.00% of the Principal Amount for each percentage point that the Reference Return is below zero.  This means that if the Reference Return is -100.00%, you will lose your entire investment.

Upside Participation Rate:	300.00%
Maximum Return:	35.25%
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level
Initial Level
Initial Level:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:	The arithmetic average of the Official Closing Levels of the Reference Asset on the five Ending Averaging Dates, as determined by the calculation agent.
Official Closing Level:
The Official Closing Level of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SX5E <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	4042K1DW0 /
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The Notes themselves have not been independently rated.  Each rating should be evaluated independently of any other rating.
Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.  HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.
We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the Notes.  J.P. Morgan Securities Inc. will offer the Notes to investors directly or through other registered broker-dealers.
	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$12.50	$987.50
Total
(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $987.50 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

JPMorgan
Placement Agent
February 8, 2011

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the Note offering relates only to a single Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities comprising the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this free writing prospectus and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Return Enhanced Notes.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes.  You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any material changes to the terms of the Notes, we will notify you.

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC, as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC and HSBC Bank USA, N.A.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below assume an Initial Level of 3,000.00 and reflect the Upside Participation Rate of 300.00% and the Maximum Return on the Notes of 35.25%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return on the Notes
6,000.00	100.00%	35.25%
5,400.00	80.00%	35.25%
4,950.00	65.00%	35.25%
4,500.00	50.00%	35.25%
4,200.00	40.00%	35.25%
3,900.00	30.00%	35.25%
3,600.00	20.00%	35.25%
3,352.50	11.75%	35.25%
3,300.00	10.00%	30.00%
3,150.00	5.00%	15.00%
3,030.00	1.00%	3.00%
3,000.00	0.00%	0.00%
2,970.00	-1.00%	-1.00%
2,850.00	-5.00%	-5.00%
2,700.00	-10.00%	-10.00%
2,400.00	-20.00%	-20.00%
2,100.00	-30.00%	-30.00%
1,800.00	-40.00%	-40.00%
1,500.00	-50.00%	-50.00%
1,200.00	-60.00%	-60.00%
900.00	-70.00%	-70.00%
600.00	-80.00%	-80.00%
300.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph above are calculated.

Example 1: The level of the Reference Asset increases from the Initial Level of 3,000.00 to a Final Level of 3,150.00. Because the Final Level of 3,150.00 is greater than the Initial Level of 3,000.00 and the Reference Return of 5.00% multiplied by the Upside Participation Rate of 300.00% does not exceed the Maximum Return of 35.25%, the investor receives a Payment at Maturity of $1,150.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × (5.00% × 300.00%)] = $1,150.00

Example 2: The level of the Reference Asset increases from the Initial Level of 3,000.00 to a Final Level of 3,600.00. Because the Final Level of 3,600.00 is greater than the Initial Level of 3,000.00 and the Reference Return of 20% multiplied by the Upside Participation Rate of 300.00% exceeds the Maximum Return of 35.25%, the investor receives a Payment at Maturity of $1,352.50 per $1,000 Principal Amount of Notes, the maximum payment on the Notes, calculated as follows:

$1,000 + [$1,000 × 35.25%] = $1,352.50

Example 3: The level of the Reference Asset decreases from the Initial Level of 3,000.00 to a Final Level of 2,100.00. Because the Final Level of 2,100.00 is less than the Initial Level of 3,000.00, the Reference Return is -30.00% and, the investor receives a Payment at Maturity of $700.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -30.00%) = $700.00

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The Notes provide the opportunity for enhanced returns at maturity by multiplying a positive Reference Return by 300.00%, up to the Maximum Return on the Notes of 35.25%, or a maximum Payment at Maturity of $1,352.50 for every $1,000 Principal Amount of Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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FULL PARTICIPATION IN THE DECLINE OF THE REFERENCE ASSET — Payment at maturity of the Principal Amount of the Notes is fully exposed to a decline in the Final Level, as compared to the Initial Level.  If the level of the Reference Asset declines, you will lose 1.00% of the Principal Amount for every 1.00% that the Reference Return is less than zero.  If the Reference Return is -100.00%, you will lose your entire investment.

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DIVERSIFICATION OF THE EURO STOXX 50® INDEX — The return on the Notes is linked to the performance of the EURO STOXX 50® Index. The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information about the Reference Asset, see the information set forth under “Description of the Reference Asset” herein.

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TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes.  Under one approach, the Notes should be treated as pre-paid forward or other executory contracts with respect to the Reference Asset.  We intend to treat the Notes consistent with this approach.  Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the Notes as pre-paid forward or other executory contracts with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

For a further discussion of U.S. federal income tax consequences related to the Notes, see the section “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Return is positive or negative. Your investment will be exposed on a 1-to-1 basis to any decline in the Final Level of the Reference Asset as compared to the Initial Level.  You may lose up to 100.00% of your investment.

•
CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Level is greater than the Initial Level, for each $1,000 Principal Amount of Notes you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of  35.25% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Return.  You will not receive a return on the Notes greater than the Maximum Return.

•
SUITABILITY OF NOTES FOR INVESTMENT – A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in this free writing prospectus.  Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the

Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Reference Asset would have.

•
NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency upon which the Reference Asset or any securities comprising the Reference Asset are based, although any currency fluctuations could affect the performance of the Reference Asset. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your Payment at Maturity.

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LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Reference Asset and the value of the Notes.  The calculation agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the value of your Notes.

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THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of the Issuer, and in the event that we are unable to pay our obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•
SECURITIES PRICES GENERALLY ARE SUBJECT TO POLITICAL, ECONOMIC, FINANCIAL AND SOCIAL FACTORS THAT APPLY TO THE MARKETS IN WHICH THEY TRADE AND, TO A LESSER EXTENT, FOREIGN MARKETS — Foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.  Also, there generally may be less publicly available information about companies in foreign securities markets than about U.S. companies, and companies in foreign securities markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

In addition, securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities underlying the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the Reference Asset or any of the securities comprising the Reference Asset.  All disclosures contained in this free writing prospectus regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset or any constituent included in the Reference Asset contained in this free writing prospectus.  You should make your own investigation into each Reference Asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The EURO STOXX 50® Index

We have derived all information contained in this document regarding the EURO STOXX 50® Index (the “SX5E”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of and is subject to change by, STOXX Limited.  STOXX Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the SX5E at any time.

STOXX Limited Publishes the SX5E.

The SX5E was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991.  The SX5E is reported daily on the Bloomberg Professional® service under the symbol “SX5E” and on the STOXX Limited website.  Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this document.

SX5E Composition and Maintenance

The SX5E is composed of 50 stocks from Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices.  The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors:  automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

The EURO STOXX 50 Index is weighted by free float market capitalization.  Each component’s weight is capped at 10% of the EURO STOXX 50 Index’s total free float market capitalization.  Free float weights are reviewed quarterly and the EURO STOXX 50 Index composition is reviewed annually September.

Within each of the 19 EURO STOXX Supersector indices, the component stocks are ranked by free float market capitalization.  The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (TMI) Supersector index.  If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list.  Any remaining stocks that are current EURO STOXX 50 Index components are added to the selection list.  The stocks on the selection list are ranked by free float market capitalization.  In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components.  Any remaining current components of the EURO STOXX 50 Index ranked between 41 and 60 are added as index components.  If the component number is still below 50, then the largest remaining stocks on the selection list are added until the EURO STOXX 50 Index contains 50 stocks.

SX5E Calculation

The SX5E is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the index value can be expressed as follows:

Index =	free float market capitalization of the SX5E
divisor of the SX5E

The “free float market capitalization of the SX5E” is equal to the sum of the products of the market capitalization and free float factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of SX5E values despite changes due to corporate actions.

License Agreement with STOXX Limited

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use certain indices owned and published by STOXX Limited in connection with some products, including the Notes.

STOXX and its licensors (the “Licensors”) have no relationship to the HSBC USA Inc., other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the Notes.

STOXX and its Licensors do not:

•	Sponsor, endorse, sell or promote the Notes.

•	Recommend that any person invest in the Notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

•	Have any responsibility or liability for the administration, management or marketing of the Notes.

•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the Notes. Specifically,

•    STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:
  •    The results to be obtained by the Notes, the owner of the notes or any other person in connection with the use of the
      EURO STOXX 50® Index
      and the data included in the EURO STOXX 50® Index;
 •    The accuracy or completeness of the EURO STOXX 50® Index and its data;
 •    The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;
•    STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data;
•    Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between HSBC USA Inc. and STOXX is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the historical closing levels from February 3, 2006 through February 4, 2011.  The closing level for the Reference Asset on February 4, 2011 was 3,003.19. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level on the Ending Averaging Dates. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of the EURO STOXX 50® Index

Source: Bloomberg

Market Disruption Events

If an Ending Averaging Date or the Final Valuation Date is not a scheduled trading day, then such Ending Averaging Date or the Final Valuation Date will be the next day that is a scheduled trading day.  If a market disruption event (as defined below) exists on an Ending Averaging Date or the Final Valuation Date, then such Ending Averaging Date or the Final Valuation Date, as applicable, will be the next scheduled trading day for which there is no market disruption event.  If a market disruption event exists with respect to an Ending Averaging Date or the Final Valuation Date on five consecutive scheduled trading days, then that fifth scheduled trading day will be the Ending Averaging Date or the Final Valuation Date, as applicable, and the Official Closing Level of the Reference Asset will be determined by means of the formula for and method of calculating the Reference Asset which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock included in the Reference Asset (or a good faith estimate of the value of a security included in the Reference Asset which is itself the subject of a market disruption event).  If an Ending Averaging Date is postponed, then each subsequent Ending Averaging Date and the Final Valuation Date will also be postponed by an equal number of scheduled trading days.  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by an equal number of scheduled trading days and no interest will be paid in respect of such postponement.

Notwithstanding the definition of market disruption event in the accompanying product supplement, “market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i)
Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any component security included in the Reference Asset then constituting 20.00% or more of the level of such Reference Asset or (B) in futures or options contracts relating to the relevant Reference Asset on any related exchange; or

(ii)
Any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any component security included in the Reference Asset then constituting 20.00% or more of the level of such Reference Asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset on any relevant related exchange; or

(iii)
The closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes.  J.P. Morgan Securities LLC will act as placement agent for the Notes and will receive a fee that will not exceed $12.50 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.  All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.